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                                                                     EXHIBIT 8.2

                     [FULBRIGHT & JAWORSKI LLP LETTERHEAD]




March ___, 2001



InterContinental Life Corporation
6500 Red River Blvd., Building One
Austin, Texas 78730

Gentlemen:

         You have requested our opinion concerning certain United States federal income tax consequences of the proposed merger (the "Merger") of ILCO Acquisition Company, a Texas corporation ("Sub") and a direct, wholly-owned subsidiary of Financial Industries Corporation, a Texas corporation ("FIC"), with and into InterContinental Life Corporation, a Texas corporation ("ILCO"). Pursuant to the Merger, FIC will acquire all of the stock of ILCO solely in exchange for voting stock of FIC.

         Descriptions of the parties and of the Merger and related transactions are set forth in (i) the Agreement and Plan of Merger by and among FIC, Sub and ILCO, dated as of January 17, 2001 (the "Merger Agreement"), and (ii) the Joint Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 1, 2001 (collectively, and with all amendments thereto, the "Registration Statement").

         ILCO and FIC have represented to us that the information contained in the Agreement and the Registration Statement is accurate and complete. In addition, we assume such information will be accurate and complete as of the effective time of the Merger. In connection with this opinion we have reviewed the Agreement and the Registration Statement, and ILCO and FIC have represented to us that the Merger will be carried out in accordance with the terms of the Agreement.

                            SUMMARY OF TRANSACTIONS

         Pursuant to the Merger Agreement, at the effective time Sub will be merged with and into ILCO pursuant to the provisions of and with the effect provided in the Texas Business Corporation Act. ILCO will be the surviving corporation resulting from the Merger. In the Merger, ILCO will succeed to all of the assets of Sub.


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         At the effective time of the Merger, the issued and outstanding capital stock of ILCO will consist solely of the shares of common stock, $0.22 par value ("ILCO Common Stock"). In the Merger, each share of ILCO Common Stock not owned by FIC will be converted into one and one-tenth (1.10) shares of voting common stock, $0.20 par value, of FIC ("FIC Common Stock") as provided in the Merger Agreement. Each share of ILCO Common Stock owned by FIC prior to the Merger will be canceled and retired.

         Pursuant to the Merger Agreement, cash will be paid in lieu of any factional shares of FIC Common Stock. Apart from the cash paid in lieu of fractional shares, the consideration paid to ILCO shareholders for their ILCO Stock will consist solely of FIC Common Stock.

         The Agreement provides that the parties intend the Merger to constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Further ILCO and FIC have made certain representations to us in certificates dated the same date as this opinion. Copies of those certificates are attached hereto as Exhibit A.

                                    OPINION

         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumption and qualifications set forth herein, it is our opinion that for United States federal income tax purposes:

         1. The Merger will constitute a reorganization within the meaning of section 368(a) of the Code;

         2. FIC, Sub and ILCO will each be a party to the reorganization within the meaning of section 368(b) of the Code; and

         3. No gain or loss will be recognized by the shareholders of ILCO upon the receipt of FIC Common Stock in exchange for ILCO Common Stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares.

                         LIMITATIONS AND QUALIFICATIONS

         This opinion is based on statutes, regulations promulgated thereunder, and governmental rulings and court decisions published to date, all of which are subject to change by the Congress, governmental agencies, and the courts. Our opinion does not address all tax consequences applicable to the Merger and is limited to the conclusions set forth above, and no other opinions are expressed or implied. Moreover, tax consequences which are different from or in addition to those described herein may apply to ILCO shareholders who are subject to special treatment under the United States federal income tax laws, including, without limitation, those referred to in the first paragraph under "The Merger-Material U.S. Federal Income Tax Consequences of the Merger" of the Joint Proxy


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Statement/Prospectus. Further, our opinion is limited to the United States federal income tax consequences of the transactions described herein. Thus, for example, no opinion is expressed concerning any state, local, or foreign tax consequences of such transactions.

         The parties have not requested or received any advance ruling from the Internal Revenue Service (the "Service") pertaining to the transactions described herein. Our opinion is not binding upon the Service or any court. Accordingly, the Service may challenge some or all of the conclusions set forth above in the audit of an ILCO shareholder or of one or more of the parties to the Merger. If such challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained.

         The opinions set forth above are based in part upon facts and representations concerning the transactions contained in the Agreements and upon the additional representations set forth in the certificates of FIC and ILCO. We have informed the parties that any consideration paid for ILCO Common Stock other than FIC Common Stock and cash in lieu of fractional shares could cause the exchange of ILCO Common Stock for FIC Common Stock to be taxable and, in addition to the other factual representations, have been assured by FIC and ILCO that no consideration other than FIC Common Stock and cash in lieu of fractional shares will be exchanged for shares of ILCO Common Stock. In addition, we have been assured by FIC t hat neither FIC nor any person who owns more than 4.5% of FIC has determined to sell FIC or to enter into a transaction that would result in the sale, exchange or other disposition of 75% or more of the FIC Common Stock outstanding after the Merger. We have not made an independent investigation to determine the accuracy or completeness of such facts and representations, and our opinion is conditioned on the accuracy and completeness of such facts and representations and upon the assumption that they will be accurate and complete as of the effective time of the Merger.

         We hereby consent t o t he filing of t his opinion as an exhibit to the Registration Statement, and to the reference to us under the captions "The Merger-Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are


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within the category of persons whose consent is required under section 7 of the
Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,



                                        Fulbright & Jaworski L.L.P.